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                                                                    EXHIBIT 99.1

                                 [DaVita Logo]


Contact:  LeAnne Zumwalt
          Investor Relations
          DaVita Inc.
          310-750-2072
                                                    For Release February 5, 2001



           DaVita Inc. Announces Cooperation with Government Inquiry


TORRANCE, CA, February 5, 2001, DaVita Inc. (NYSE: DVA) announced today that representatives of the Civil Division of the United States Attorney's Office for the Eastern District of Pennsylvania have requested that the Company voluntarily cooperate in a review of some of the Company's historical practices. The representatives indicated that the areas they intend to review include billing and other operating procedures and the Company's financial relationships with physicians. No legal process has been initiated against the Company, nor has the Company been served with any subpoena. The government's representatives stated that they are not making any allegations of wrongdoing at this time, and that no criminal action against the Company or any individual is contemplated.

The Company will be cooperating with the government's representatives, and will be voluntarily providing information responsive to their areas of concern.

The Company will host a conference call to discuss this matter on Monday, February 5, 2001 at 2:00 p.m. Eastern time. The dial-in number will be 800-399-4406.

"The DaVita team of 12,000 dedicated caregivers is providing excellent care to our 41,000 dialysis patients, and we will continue to do so. Our new company will cooperate with all appropriate government inquiries into the Company's historical practices," stated Kent Thiry, Chairman and CEO.

DaVita, based in Torrance, California, is the nation's second-largest provider of dialysis services for patients suffering from chronic kidney failure. The Company owns and operates kidney dialysis centers and home peritoneal dialysis programs in 32 states, as well as Washington, D.C. It also provides acute hemodialysis services to inpatients at approximately 285 hospitals. As of December 31, 2000, DaVita operated 486 outpatient dialysis facilities serving 41,000 patients, including 4,400 patients in 48 centers under management.